Exhibit 99.1

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS: www.key.com/ir		NEWSROOM: ww.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS FOURTH QUARTER AND 2008 RESULTS
♦	Net loss of $1.13 per common share for the fourth quarter

♦	Noncash after-tax charge of $420 million ($.85 per common share) taken for goodwill impairment

♦	Loan loss reserve increased by $249 million to $1.803 billion, or 2.36% of total loans

♦	Capital position bolstered by $2.500 billion through participation in U.S. Treasury’s Capital Purchase Program

♦	Participating in IRS global tax settlement on leasing transactions
     CLEVELAND, January 22, 2009 — KeyCorp (NYSE: KEY) today announced a fourth quarter loss from continuing operations of $524 million, or $1.13 per common share, compared to income from continuing operations of $22 million, or $.06 per diluted common share, for the fourth quarter of 2007. The quarterly loss was primarily attributable to a noncash accounting charge for goodwill impairment and continued building of loan loss reserves in light of the challenging economic environment.
     During the fourth quarter, Key participated in the U.S. Treasury’s Capital Purchase Program, bolstering capital by $2.500 billion. For all of 2008, Key raised capital of $4.240 billion.
     For the full year, Key had a loss from continuing operations of $1.468 billion, or $3.36 per common share. This compares to income from continuing operations of $941 million, or $2.38 per diluted common share, for 2007. Full-year results were adversely affected by a $1.011 billion after-tax charge taken in the second quarter as a result of an adverse federal tax court ruling that impacted Key’s accounting for certain lease financing transactions, and elevated provisions for loan losses. During the fourth quarter, Key and the IRS reached an agreement on all material aspects related to the IRS global tax settlement, which resulted in the reversal of $120 million of the after-tax, lease financing charge.
     During the fourth quarter, the Company’s annual testing for goodwill impairment indicated that the estimated fair value of the National Banking unit was less than the carrying amount, reflecting unprecedented weakness in the financial markets. As a result, Key recorded an after-tax noncash accounting charge of $420 million. However, Key’s regulatory and tangible capital ratios were not affected by this adjustment. In light of the current economic environment, Key continued to build its loan loss reserves by taking a $594 million provision for loan losses, which exceeded net charge-offs by $252 million. As of the end of the year, Key’s reserve represented 2.36% of period-end loans and 147% of nonperforming loans.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     “Key’s results for the quarter and the year reflect actions taken to manage risks and to fortify the balance sheet for an extremely challenging operating environment,” said Chief Executive Officer Henry L. Meyer III. “The $4.2 billion of capital we raised in 2008 positions us to continue to meet our relationship clients’ needs. Like the rest of the banking industry, we face significant head winds, but our core results continue to benefit from solid performance across our Community Banking network, decisions made to exit higher-risk or low-return nonrelationship businesses such as subprime lending, and actions we initiated at the end of 2007 to reduce exposure in the residential properties segment of our commercial real estate business, which has been reduced by $1.3 billion, or 36 percent, over the past year.”
     Meyer continued: “Key’s business mix has allowed us to avoid many of the consumer credit issues affecting the financial services industry. We will continue to proactively take actions to position the Company to weather these challenging times and benefit when conditions improve.
     “I’m also pleased to have had Peter Hancock join the Company in December as Vice Chair of National Banking. Peter brings with him a very strong business and risk management background, which are vital skills for these times.”
     During the fourth quarter of 2008, Key strengthened its capital position with a $2.500 billion capital increase as a participant in the U.S. Treasury’s Capital Purchase Program and reduced its quarterly dividend. The Company also issued $1.500 billion of new term debt under the FDIC’s Temporary Liquidity Guarantee Program. Key’s Tier 1 capital ratio increased to a strong 10.81% at December 31, 2008. The added capital also positioned Key to take advantage of new lending opportunities. During the fourth quarter of 2008, the Company’s National Banking and Community Banking businesses originated approximately $5.7 billion in new or renewed loans.
     Key also reported it had reached an agreement with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. As a result, the Company recorded an after-tax recovery of $120 million for previously accrued interest on disputed tax balances. A final closing agreement with the IRS is expected during the first quarter of 2009. The positive impact of this recovery was partially offset by $68 million of additional U.S. taxes recorded on accumulated earnings of the Canadian leasing operation.
     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.
Significant Items Affecting the Comparability of Earnings

	Fourth Quarter 2008			Third Quarter 2008					Fourth Quarter 2007
	Pre-tax	After-tax	Impact	Pre-tax		After-tax		Impact	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount		Amount		on EPS	Amount	Amount	on EPS

Noncash charge for goodwill impairment	$(465)	$(420)	$(.85)	—		—		—	—	—	—
U.S. taxes on accumulated earnings of Canadian leasing operation	—	(68)	(.14)	—		—		—	—	—	—
Provision for loan losses in excess of net charge-offs	(252)	(158)	(.32)	$(134)		$(83)		$(.17)	$(244)	$(153)	$(.39)
Net (losses) gains from principal investing	(33)	(21)	(.04)	(24)		(15)		(.03)	6	3	.01
Severance and other exit costs	(31)	(20)	(.04)	(19)		(14)		(.03)	(24)	(14)	(.04)
Realized and unrealized losses on loan and securities portfolios held for sale or trading	(18)	(11)	(.02)	(94	)(b)	(59	)(b)	(.12)	(30)	(19)	(.05)
(Charges) credits related to leveraged lease tax litigation	(18)	120 (a)	.24	—		(30)		(.06)	—	—	—
Reversal of Honsador litigation reserve	—	—	—	23		14		.03	—	—	—

Liability to Visa	—	—	—	—		—		—	(64)	(40)	(.10)

(a)	Represents $120 million of previously accrued interest recovered in connection with Key’s opt-in to the IRS global tax settlement.

(b)	Includes $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers.

EPS = Earnings per diluted common share

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

SUMMARY OF CONTINUING OPERATIONS
     Key’s taxable-equivalent net interest income was $646 million for the fourth quarter of 2008, compared to $750 million for the year-ago quarter. Average earning assets rose by $7.214 billion, or 8%, due primarily to growth in commercial loans and the January 1 acquisition of U.S.B. Holding Co., Inc., which added approximately $1.5 billion to Key’s loan portfolio. Additionally, Key experienced an increase in short-term investments, reflecting actions taken by the Federal Reserve to begin paying interest on depository institutions’ reserve balances effective October 1, 2008. The net interest margin for the current quarter declined to 2.76% from 3.48% for the fourth quarter of 2007. Approximately 21 basis points of the reduction was attributable to the decrease in net interest income caused by recalculations of income recognized on leveraged leases contested by the IRS. Additionally, net interest income for the fourth quarter of 2007 benefited from an $18 million lease accounting adjustment that contributed approximately 9 basis points to the net interest margin. Also contributing to the lower net interest margin were tighter loan spreads caused by elevated funding costs, the increase in lower-yielding short-term investments and a higher level of nonperforming assets.
     Compared to the third quarter of 2008, taxable-equivalent net interest income decreased by $59 million and the net interest margin declined by 37 basis points. Average earning assets were up $3.301 billion, or 4%, reflecting an increase in short-term investments. The reductions in net interest income and the net interest margin were due largely to tighter loan spreads resulting from elevated funding costs, an increase in lower-yielding short-term investments and a higher level of nonperforming assets. In addition, these performance measures for the fourth quarter of 2008 were adversely affected by an agreement reached with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. As a result of this agreement and in accordance with applicable accounting standards, Key was required to recalculate the lease income recognized from inception for all of the contested leases. This recalculation reduced Key’s net interest income and net interest margin for the current quarter by $18 million and 8 basis points, respectively. Additionally, Key recorded an after-tax recovery of $120 million for previously accrued interest on the disputed tax balances. The Company expects to execute a final closing agreement with the IRS during the first quarter of 2009.
     Key’s noninterest income was $399 million for the fourth quarter of 2008, compared to $488 million for the year-ago quarter. The decrease reflects net losses of $33 million from principal investing in the fourth quarter of 2008, compared to net gains of $6 million for the same period last year. Also, during the fourth quarter of 2008, Key recorded net losses (included in miscellaneous income) of $39 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net gains of $3 million in the year-ago quarter. The majority of the net losses are attributable to the restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings. Additionally, Key’s income from investment banking and capital markets activities includes $32 million in losses from investments made by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business, compared to losses of $23 million in the fourth quarter of 2007. Key also experienced a $16 million decrease in letter of credit and loan fees caused by weakness in the economy. These factors were partially offset by a $7 million increase in income from trust and investment services. In addition, Key had net gains of $3 million from loan sales and write-downs in the current quarter, compared to net losses of $6 million for the same period last year.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-Based Income — Major Components

in millions	4Q08	3Q08	2Q08	1Q08	4Q07

Trust and investment services income	$138	$133	$138	$129	$131
Service charges on deposit accounts	90	94	93	88	90
Operating lease income	64	69	68	69	72
Letter of credit and loan fees	42	53	51	37	58
Corporate-owned life insurance income	33	28	28	28	37
Electronic banking fees	25	27	27	24	25
Insurance income	15	15	20	15	10
Investment banking and capital markets income (loss)	6	(31)	80	8	12
Net (losses) gains from principal investing	(33)	(24)	(14)	9	6

     Compared to the third quarter of 2008, noninterest income increased by $11 million. Included in third quarter results are $54 million of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million of realized and unrealized losses from the residential properties segment of the construction loan portfolio. Excluding these items, noninterest income was down $74 million, due primarily to the $39 million of negative ineffective income recorded during the fourth quarter in connection with the previously mentioned restructuring of the cash collateral arrangements for hedges. Adjusting for the derivative-related charges discussed above, income from investment banking and capital markets activities was down $17 million, reflecting a $25 million increase in losses from investments made by the Private Equity unit. Also contributing to the decrease in noninterest income were an $11 million reduction in letter of credit and loan fees, and a $9 million increase in net losses from principal investing. These factors were partially offset by increases of $5 million in income from both trust and investment services, and corporate-owned life insurance.
     Key’s noninterest expense was $1.303 billion for the fourth quarter of 2008, compared to $896 million for the same period last year. Noninterest expense for the current quarter was adversely affected by a goodwill impairment charge of $465 million, while results for the fourth quarter of 2007 include a $64 million charge for the estimated fair value of Key’s liability to Visa Inc. at that time. Excluding these items, noninterest expense was up $6 million, or less than 1%. Personnel expense rose by $12 million as higher incentive compensation accruals and an increase in stock-based compensation more than offset decreases in both salaries and costs associated with employee benefits. Included in noninterest expense for the fourth quarter of 2008 is $31 million of severance and other exit costs, including $8 million of expense recorded in connection with Key’s previously reported decision to limit new student loans to those backed by government guarantee. On an adjusted basis, nonpersonnel expense decreased by $6 million, due primarily to a $5 million credit for losses on lending-related commitments in the current quarter, compared to a $25 million provision in the fourth quarter of 2007. This favorable change was offset in part by increases in professional fees and marketing expense of $13 million and $9 million, respectively. Professional fees rose as a result of higher costs associated with collection efforts.
     Compared to the third quarter of 2008, noninterest expense increased by $541 million. Excluding the goodwill impairment charge in the fourth quarter and the $23 million third quarter reversal of the remaining litigation reserve associated with the Honsador litigation, noninterest expense was up $53 million. Personnel expense grew by $30 million, due largely to higher incentive compensation accruals and an increase in severance expense. As previously noted, noninterest expense for the current quarter includes severance and other exit costs of $31 million, while results for the third quarter include $19 million of such costs, including $10 million of expense recorded in connection with Key’s decision to exit direct and indirect retail and floor-plan lending for marine and recreational vehicle products. On an adjusted basis, nonpersonnel expense was up $23 million, reflecting a $16 million

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

increase in professional fees and a $5 million credit for losses on lending-related commitments in the current quarter, compared to an $8 million provision in the prior quarter.
ASSET QUALITY
     Key’s provision for loan losses from continuing operations was $594 million for the fourth quarter of 2008, compared to $363 million for the year-ago quarter and $407 million for the third quarter of 2008. Key’s provision for loan losses for the fourth quarter of 2008 exceeded its net loan charge-offs by $252 million as the Company continued to build reserves in a weak economy.
     As previously reported, Key has undertaken a process to aggressively reduce its exposure in the residential properties segment of its construction loan portfolio through the planned sale of certain loans. In conjunction with these efforts, Key transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June. Key’s ability to sell these loans has been hindered by continued disruption in the financial markets which has precluded the ability of certain potential buyers to obtain the necessary funding. As shown in the following table, the balance of this portfolio has been reduced to $88 million at December 31, 2008, primarily as a result of cash proceeds from loan sales, transfers to other real estate owned (“OREO”), and both realized and unrealized losses. Key will continue to pursue the sale or foreclosure of the remaining loans, all of which are on nonperforming status.
Loans Held for Sale — Residential Properties Segment of Construction Loan Portfolio

in millions

Balance at September 30, 2008	$133
Cash proceeds from loan sales	(10)
Loans transferred to OREO	(14)
Realized and unrealized losses	(14)
Payments	(7)

Balance at December 31, 2008	$88

     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics

dollars in millions	4Q08	3Q08	2Q08	1Q08	4Q07

Net loan charge-offs	$342	$273	$524	$121	$119
Net loan charge-offs to average loans from continuing operations	1.77%	1.43%	2.75%	.67%	.67%
Nonperforming loans at period end	$1,225	$967	$814	$1,054	$687
Nonperforming loans to period-end portfolio loans	1.60%	1.26%	1.07%	1.38%	.97%
Nonperforming assets at period end	$1,464	$1,239	$1,210	$1,115	$764
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.91%	1.61%	1.59%	1.46%	1.08%
Allowance for loan losses	$1,803	$1,554	$1,421	$1,298	$1,200
Allowance for loan losses to period-end loans	2.36%	2.03%	1.87%	1.70%	1.69%
Allowance for loan losses to nonperforming loans	147.18	160.70	174.57	123.15	174.67

     Net loan charge-offs for the quarter totaled $342 million, or 1.77% of average loans from continuing operations, compared to $119 million, or .67%, for the same period last year and $273 million, or 1.43%, for the previous quarter. In the current quarter, the Company experienced an increase in commercial loan net charge-offs related to automobile and marine floor plan lending, and the media segment within Institutional Banking. Key’s consumer segments, with the exception of education lending, also experienced increases. The net charge-offs in the commercial real estate portfolio reflect continued weakness in the housing market, while those in the other portfolios are attributable to weakness

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

in the economic environment. As shown in the table on page 7, Key’s exit loan portfolio accounted for $139 million, or 41%, of Key’s total net loan charge-offs for the fourth quarter of 2008.
     Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.
Net Loan Charge-offs

dollars in millions	4Q08	3Q08	2Q08		1Q08	4Q07

Commercial, financial and agricultural	$119	$62	$61		$36	$35
Real estate — commercial mortgage	43	20	15		4	1
Real estate — construction	49	79	339	(a)	25	44
Commercial lease financing	21	19	14		9	6

Total commercial loans	232	180	429		74	86
Home equity — Community Banking	14	9	9		8	6
Home equity — National Banking	17	12	10		7	6
Marine	25	16	10		16	8
Education	33	40	54	(b)	2	2
Other	21	16	12		14	11

Total consumer loans	110	93	95		47	33

Total net loan charge-offs	$342	$273	$524		$121	$119

Net loan charge-offs to average loans from continuing operations	1.77%	1.43%	2.75%		.67%	.67%

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
     At December 31, 2008, Key’s nonperforming loans totaled $1.225 billion and represented 1.60% of period-end portfolio loans, compared to 1.26% at September 30, 2008, and .97% at December 31, 2007. Nonperforming assets at December 31, 2008, totaled $1.464 billion and represented 1.91% of portfolio loans, other real estate owned and other nonperforming assets, compared to 1.61% at September 30, 2008, and 1.08% at December 31, 2007. Almost 70% of the increase in commercial loans on nonperforming status during the fourth quarter of 2008 was attributable to automobile and marine floor plan lending. Approximately 35% of the increase in the construction portfolio relates to residential properties in the exit loan portfolio. As shown in the table on page 7, Key’s exit loan portfolio accounted for $481 million, or 33%, of Key’s total nonperforming assets for the fourth quarter of 2008. The decrease in nonperforming loans held for sale and the increase in OREO and other nonperforming assets during the fourth quarter were due in part to the previously discussed activity in the residential properties segment of Key’s construction loan portfolio.
     The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets

dollars in millions	4Q08	3Q08	2Q08	1Q08	4Q07

Commercial, financial and agricultural	$415	$309	$259	$147	$84
Real estate — commercial mortgage	128	119	107	113	41
Real estate — construction	436	334	256	610	415
Commercial lease financing	81	55	57	38	28
Total consumer loans	165	150	135	146	119

Total nonperforming loans	1,225	967	814	1,054	687
Nonperforming loans held for sale	90	169	342	9	25
OREO and other nonperforming assets	149	103	54	52	52

Total nonperforming assets	$1,464	$1,239	$1,210	$1,115	$764

Nonperforming loans to period-end portfolio loans	1.60%	1.26%	1.07%	1.38%	.97%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	1.91	1.61	1.59	1.46	1.08

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     The composition of Key’s exit loan portfolio at December 31, 2008, the net charge-offs recorded on this portfolio for the fourth quarter and the nonperforming status of these loans at December 31 are shown in the following table. This portfolio, which decreased by $300 million from September 30, 2008, accounted for 41% of Key’s net loan charge-offs for the fourth quarter of 2008 and 33% of nonperforming assets outstanding at the end of the year.
Exit Loan Portfolio

			Balance on
	Balance	Net Loan	Nonperforming
	Outstanding at	Charge-offs	Status at
in millions	12-31-08	4Q08	12-31-08

Residential properties — homebuilder	$883	$47	$254
Residential properties — held for sale	88	—	88

Total residential properties	971	47	342
Marine and RV floor plan	945	14	91

Total commercial loans	1,916	61	433
Private education	2,871	33	—
Home equity — National Banking	1,051	17	15
Marine	3,401	25	26
RV and other consumer	283	3	7

Total consumer loans	7,606	78	48

Total loans in exit portfolios	$9,522	$139	$481

     Key’s allowance for loan losses was $1.803 billion, or 2.36% of loans outstanding, at December 31, 2008, compared to $1.554 billion, or 2.03%, at September 30, 2008, and $1.200 billion, or 1.69%, at December 31, 2007.
CAPITAL
     Key’s capital ratios, as presented in the following table, continued to exceed all “well-capitalized” regulatory benchmarks at December 31, 2008.
Capital Ratios

	12-31-08	9-30-08	6-30-08	3-31-08	12-31-07

Tier 1 risk-based capital (a)	10.81%	8.55%	8.53%	8.33%	7.44%
Total risk-based capital (a)	14.67	12.40	12.41	12.34	11.38
Tangible equity to tangible assets	8.92	6.95	6.98	6.85	6.58

(a)	12-31-08 ratio is estimated.
     During the fourth quarter, Key bolstered its capital position by $2.500 billion through participation in the U.S. Treasury’s Capital Purchase Program. In accordance with standardized terms, Key issued $2.414 billion, or 25,000 shares, of cumulative preferred stock, Series B, with a liquidation preference of $100,000 per share, and 35.2 million common stock warrants with a carrying amount of $87 million to the U.S. Treasury. Additionally, Key reduced its quarterly dividend per common share from $.1875 to $.0625, effective with the December 15, 2008, dividend payment.
     During the fourth quarter, Key also reissued .2 million of its common shares under employee benefit plans. There was no repurchase activity by Key during the fourth quarter, and the Company currently does not anticipate any share repurchase activity in the foreseeable future.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     Transactions that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	4Q08	3Q08	2Q08	1Q08	4Q07

Shares outstanding at beginning of period	494,765	485,662	400,071	388,793	388,708
Common shares issued	—	7,066	85,106	—	—
Shares reissued to acquire U.S.B. Holding Co., Inc.	—	—	—	9,895	—
Shares reissued under employee benefit plans	237	2,037	485	1,383	85

Shares outstanding at end of period	495,002	494,765	485,662	400,071	388,793

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and (loss) income from continuing operations for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release. Key’s line of business results for all periods presented reflect a new organizational structure that took effect January 1, 2008.
Major Business Groups

				Percent change 4Q08 vs.
dollars in millions	4Q08	3Q08	4Q07	3Q08	4Q07

Revenue from continuing operations (TE)
Community Banking	$644	$653	$653	(1.4)%	(1.4)%
National Banking (a)	539	487	610	10.7	(11.6)
Other Segments	(78)	(17)	17	(358.8)	N/M

Total Segments	1,105	1,123	1,280	(1.6)	(13.7)
Reconciling Items	(60)	(30)	(42)	(100.0)	(42.9)

Total	$1,045	$1,093	$1,238	(4.4)%	(15.6)%

(Loss) income from continuing operations
Community Banking	$33	$95	$112	(65.3)%	(70.5)%
National Banking (a)	(662)	(130)	(67)	(409.2)	(888.1)
Other Segments (b)	(41)	9	21	N/M	N/M

Total Segments	(670)	(26)	66	N/M	N/M
Reconciling Items (c)	146	(10)	(44)	N/M	N/M

Total	$(524)	$(36)	$22	N/M	N/M

(a)	National Banking’s results for the fourth quarter of 2008 include a $465 million ($420 million after tax) noncash charge for goodwill impairment. For the third quarter of 2008, National Banking’s results include $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers.

(b)	Other Segments’ results for the third quarter of 2008 include a $23 million ($14 million after tax) credit, representing the reversal of the remaining litigation reserve associated with the Honsador litigation, which was settled in September 2008.

(c)	Reconciling Items for the fourth quarter of 2008 include $120 million of previously accrued interest recovered in connection with Key’s opt-in to the IRS global tax settlement. For the third quarter of 2008, Reconciling Items include a $30 million charge to income taxes for the interest cost associated with the leveraged lease tax litigation. Reconciling Items for the fourth quarter of 2007 include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc. at that time.
TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Community Banking

				Percent change 4Q08 vs.
dollars in millions	4Q08	3Q08	4Q07	3Q08	4Q07

Summary of operations
Net interest income (TE)	$452	$440	$434	2.7%	4.1%
Noninterest income	192	213	219	(9.9)	(12.3)

Total revenue (TE)	644	653	653	(1.4)	(1.4)
Provision for loan losses	102	56	36	82.1	183.3
Noninterest expense	489	445	438	9.9	11.6

Income before income taxes (TE)	53	152	179	(65.1)	(70.4)
Allocated income taxes and TE adjustments	20	57	67	(64.9)	(70.1)

Net income	$33	$95	$112	(65.3)%	(70.5)%

Average balances
Loans and leases	$29,157	$28,872	$27,234	1.0%	7.1%
Total assets	32,353	31,955	29,978	1.2	7.9
Deposits	51,055	50,384	47,261	1.3	8.0

Assets under management at period end	$15,486	$18,278	$21,592	(15.3)%	(28.3)%

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
Additional Community Banking Data

				Percent change 4Q08 vs.
dollars in millions	4Q08	3Q08	4Q07	3Q08	4Q07

Average deposits outstanding
NOW and money market deposit accounts	$17,700	$19,507	$20,471	(9.3)%	(13.5)%
Savings deposits	1,695	1,752	1,514	(3.3)	12.0
Certificates of deposit ($100,000 or more)	8,012	6,875	4,918	16.5	62.9
Other time deposits	14,558	13,103	11,454	11.1	27.1
Deposits in foreign office	980	1,193	1,254	(17.9)	(21.9)
Noninterest-bearing deposits	8,110	7,954	7,650	2.0	6.0

Total deposits	$51,055	$50,384	$47,261	1.3%	8.0%

Home equity loans
Average balance	$10,036	$9,887	$9,658
Weighted-average loan-to-value ratio	70%	70%	70%
Percent first lien positions	54	54	57

Other data
Branches	986	986	955
Automated teller machines	1,478	1,479	1,443

Community Banking Summary of Operations
     Community Banking recorded net income of $33 million for the fourth quarter of 2008, compared to $112 million for the year-ago quarter. Increases in the provision for loan losses and noninterest expense, coupled with a decrease in noninterest income caused the decline, and more than offset an increase in net interest income.
     Taxable-equivalent net interest income rose by $18 million, or 4%, from the fourth quarter of 2007. The increase was attributable to a $1.905 billion, or 7%, rise in average earning assets, due largely to growth in the commercial loan portfolio, and a $3.794 billion, or 8%, increase in average deposits. Both loans and deposits experienced organic growth and benefited from the January 1 acquisition of U.S.B. Holding Co.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     Noninterest income decreased by $27 million, or 12%, from the year-ago quarter as a result of lower income from both trust and investment services caused by declines in the financial markets, a reduction in service charges on deposit accounts, an increase in the reserve for default losses on client derivatives stemming primarily from the declining interest rate environment, and gains from the sales of securities recorded during the fourth quarter of 2007.
     The provision for loan losses rose by $66 million compared to the fourth quarter of 2007, reflecting a $35 million increase in net loan charge-offs. Community Banking’s provision for loan losses for the fourth quarter of 2008 exceeded its net loan charge-offs by $36 million, as the Company continued to build reserves in a weak economy.
     Noninterest expense increased by $51 million, or 12%, from the year-ago quarter as a result of increases in marketing and personnel expense, higher occupancy costs, a rise in internally allocated overhead and smaller increases in a variety of other expense components.
     On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. The acquisition doubles Key’s branch penetration in the attractive Lower Hudson Valley area. Assets and deposits acquired in this transaction were assigned to both the Community Banking and National Banking groups.
National Banking

				Percent change 4Q08 vs.
dollars in millions	4Q08	3Q08	4Q07	3Q08	4Q07

Summary of operations
Net interest income (TE)	$299	$327	$387	(8.6)%	(22.7)%
Noninterest income	240	160 (a)	223	50.0	7.6

Total revenue (TE)	539	487	610	10.7	(11.6)
Provision for loan losses	489	350	327	39.7	49.5
Noninterest expense	830 (a)	342	388	142.7	113.9

Loss from continuing operations before income taxes (TE)	(780)	(205)	(105)	(280.5)	(642.9)
Allocated income taxes and TE adjustments	(118)	(75)	(38)	(57.3)	(210.5)

Loss from continuing operations	(662)	(130)	(67)	(409.2)	(888.1)
Income from discontinued operations, net of taxes	—	—	3	—	(100.0)

Net loss	$(662)	$(130)	$(64)	(409.2)%	934.4%

Average balances from continuing operations
Loans and leases	$47,474	$47,075	$42,040	.8%	12.9%
Loans held for sale	1,404	1,651	4,709	(15.0)	(70.2)
Total assets	56,996	56,183	53,335	1.4	6.9
Deposits	12,305	12,439	12,622	(1.1)	(2.5)

Assets under management at period end	$49,231	$58,398	$63,850	(15.7)%	(22.9)%

(a)	National Banking’s results for the fourth quarter of 2008 include a $465 million ($420 million after tax) noncash charge for goodwill impairment. For the third quarter of 2008, National Banking’s results include $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers.
TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

National Banking Summary of Continuing Operations
     National Banking recorded a loss of $662 million from continuing operations for the fourth quarter of 2008, compared to a loss of $67 million for the same period one year ago. During the fourth quarter of 2008, results were adversely affected by a goodwill impairment charge of $465 million ($420 million, after tax), which resulted from a reduction in the fair value of net assets caused by weakness in the financial markets. Also contributing to the less favorable results was a substantially higher provision for loan losses and lower net interest income, offset in part by growth in noninterest income.
     Taxable-equivalent net interest income decreased by $88 million, or 23%, from the fourth quarter of 2007, due primarily to the reduction caused by recalculations of income recognized on leveraged leases contested by the IRS. Also contributing to the decrease were tighter loan and deposit spreads, and a higher level of nonperforming assets. Average loans and leases grew by $5.434 billion, or 13%, while the level of average deposits was down $317 million, or 3%, from the year-ago quarter. Contributing to the loan growth was the March 31, 2008, transfer of $3.284 billion of education loans from loans held for sale to the loan portfolio.
     Noninterest income rose by $17 million, or 8%, from the fourth quarter of 2007. The improvement reflects a $9 million increase in income from trust and investment services, a $13 million increase in gains on leased equipment, and net loan sale gains of $1 million in the current year, compared to net losses of $9 million in the year-ago quarter. These improvements were partially offset by a $16 million decrease in loan fees.
     The provision for loan losses rose by $162 million, due primarily to higher levels of net loan charge-offs from the commercial, commercial real estate, education and marine loan portfolios. National Banking’s provision for loan losses for the fourth quarter of 2008 exceeded its net loan charge-offs by $213 million, as the Company continued to build reserves in a weak economy.
     Excluding the goodwill impairment charge recorded during the fourth quarter of 2008, noninterest expense decreased by $23 million, or 6%, from the fourth quarter of 2007, reflecting a $7 million credit for losses on lending-related commitments in the current quarter, compared to a $22 million provision in the fourth quarter of 2007.
Other Segments
     Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated a net loss of $41 million for the fourth quarter of 2008, compared to net income of $21 million for the same period last year. These results reflect net losses of $33 million from principal investing in the fourth quarter of 2008, compared to net gains of $6 million for the same period last year. Additionally, during the fourth quarter of 2008, Key recorded net losses of $39 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net gains of $3 million in the year-ago quarter. The majority of the net losses are attributable to the restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units. Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Particular emphasis has been placed on providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients throughout the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets through its KeyBanc Capital Markets unit provides commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance provides government guaranteed education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, Consumer Finance exited direct and indirect retail and floor-plan lending for marine and recreational vehicle products and began to limit new education loans to those backed by government guarantee. It continues to service existing loans in these portfolios and to honor existing education loan commitments. These actions are consistent with Key’s strategy of de-emphasizing nonrelationship or out-of-footprint businesses.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of $105 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 986 branches and additional offices; a network of 1,478 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Thursday, January 22, 2009. An audio replay of the call will be available through January 29.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Factors that may cause actual results to differ materially include, among other things: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) continued disruption in the fixed income markets; (4) adverse capital markets conditions; (5) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (6) continued disruption in the housing markets and related conditions in the financial markets; (7) increased competitive pressure among financial services companies due to the recent consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (8) heightened legal standards and regulatory practices, requirements or expectations; (9) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (10) increased FDIC deposit insurance premiums; (11) consummation of significant business combinations or divestitures; (12) operational or risk management failures due to technological or other factors; (13) changes in accounting or tax practices or requirements; (14) new legal obligations or liabilities or unfavorable resolution of litigation; and (15) disruption in the economy and general business climate as a result of terrorist activities or military actions.
For additional information on KeyCorp and the factors that could cause Key’s actual results or financial condition to differ materially from those described in the forward-looking statements consult Key’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.
###

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	12-31-08		9-30-08		12-31-07

Summary of operations
Net interest income (TE)	$646	(a)	$705	(a)	$750
Noninterest income	399		388		488

Total revenue (TE)	1,045		1,093		1,238
Provision for loan losses	594		407		363
Noninterest expense	1,303		762		896
(Loss) income from continuing operations	(524)		(36)		22
Income from discontinued operations, net of taxes (b)	—		—		3
Net (loss) income	(524	) (a)	(36	) (a)	25
Net (loss) income applicable to common shares	(554)		(48)		25

Per common share
(Loss) income from continuing operations	$(1.13)		$(.10)		$.06
(Loss) income from continuing operations — assuming dilution	(1.13)		(.10)		.06
Income from discontinued operations (b)	—		—		.01
Income from discontinued operations — assuming dilution (b)	—		—		.01
Net (loss) income	(1.13)		(.10)		.06
Net (loss) income — assuming dilution	(1.13	) (a)	(.10	) (a)	.06
Cash dividends paid	.0625		.1875		.365
Book value at period end	14.97		16.16		19.92
Tangible book value at period end	12.41		12.66		16.39
Market price at period end	8.52		11.94		23.45

Performance ratios — from continuing operations
Return on average total assets	(1.93)%		(.14)%		.09%
Return on average common equity	(27.65)		(2.36)		1.11
Return on average total equity	(21.08)		(1.64)		1.11
Net interest margin (TE)	2.76		3.13		3.48

Performance ratios — from consolidated operations
Return on average total assets	(1.93	)% (a)	(.14	)% (a)	.10%
Return on average common equity	(27.65	) (a)	(2.36	) (a)	1.26
Return on average total equity	(21.08	) (a)	(1.64	) (a)	1.26
Net interest margin (TE)	2.76	(a)	3.13	(a)	3.48

Capital ratios at period end
Equity to assets	10.03%		8.54%		7.89%
Tangible equity to tangible assets	8.92		6.95		6.58
Tangible common equity to tangible assets	5.95		6.29		6.58
Tier 1 risk-based capital (c)	10.81		8.55		7.44
Total risk-based capital (c)	14.67		12.40		11.38
Leverage (c)	11.03		9.28		8.39

Asset quality
Net loan charge-offs	$342		$273		$119
Net loan charge-offs to average loans from continuing operations	1.77%		1.43%		.67%
Allowance for loan losses	$1,803		$1,554		$1,200
Allowance for loan losses to period-end loans	2.36%		2.03%		1.69%
Allowance for loan losses to nonperforming loans	147.18		160.70		174.67
Nonperforming loans at period end	$1,225		$967		$687
Nonperforming assets at period end	1,464		1,239		764
Nonperforming loans to period-end portfolio loans	1.60%		1.26%		.97%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	1.91		1.61		1.08

Trust and brokerage assets
Assets under management	$64,717		$76,676		$85,442
Nonmanaged and brokerage assets	22,728		27,187		33,918

Other data
Average full-time equivalent employees	17,697		18,098		18,500
Branches	986		986		955

Taxable-equivalent adjustment	$7		$6		$40

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Twelve months ended
	12-31-08		12-31-07

Summary of operations
Net interest income (TE)	$1,955	(a)	$2,868
Noninterest income	1,870		2,229

Total revenue (TE)	3,825		5,097
Provision for loan losses	1,835		529
Noninterest expense	3,578		3,248
(Loss) income from continuing operations	(1,468)		941
Loss from discontinued operations, net of taxes (b)	—		(22)
Net (loss) income	(1,468	) (a)	919
Net (loss) income applicable to common shares	(1,510)		919

Per common share
(Loss) income from continuing operations	$(3.36)		$2.40
(Loss) income from continuing operations — assuming dilution	(3.36)		2.38
Loss from discontinued operations (b)	—		(.06)
Loss from discontinued operations — assuming dilution (b)	—		(.05)
Net (loss) income	(3.36)		2.35
Net (loss) income — assuming dilution	(3.36	) (a)	2.32
Cash dividends paid	1.00		1.46

Performance ratios — from continuing operations
Return on average total assets	(1.41)%		.99%
Return on average common equity	(18.32)		12.19
Return on average total equity	(16.45)		12.19
Net interest margin (TE)	2.16		3.46

Performance ratios — from consolidated operations
Return on average total assets	(1.41)	% (a)	.97%
Return on average common equity	(18.32	) (a)	11.90
Return on average total equity	(16.45	) (a)	11.90
Net interest margin (TE)	2.16	(a)	3.46

Asset quality
Net loan charge-offs	$1,260		$275
Net loan charge-offs to average loans from continuing operations	1.67%		.41%

Other data
Average full-time equivalent employees	18,095		18,934

Taxable-equivalent adjustment	$(454)		$99

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents certain earnings data and performance ratios, excluding (credits) charges related to the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service, and the charge resulting from Key’s annual goodwill impairment testing completed during the fourth quarter of 2008. The table reconciles certain GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons.

(b)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(c)	12-31-08 ratio is estimated.

TE = Taxable Equivalent

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
During the fourth quarter of 2008, Key recorded an after-tax credit of $120 million, or $.24 per common share, in connection with its opt-in to the IRS global tax settlement. As a result of an adverse federal court decision on Key’s tax treatment of a Service Contract Lease transaction entered into by AWG Leasing Trust, in which Key is a partner, Key recorded after-tax charges of $30 million, or $.06 per common share, during the third quarter of 2008 and $1.011 billion, or $2.43 per common share, during the second quarter of 2008. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $.10 per common share.
Additionally, during the fourth quarter of 2008, Key recorded an after-tax charge of $420 million, or $.85 per common share, as a result of its annual goodwill impairment testing. During the third quarter of 2008, Key recorded an after-tax charge of $4 million, or $.01 per common share, as a result of goodwill impairment related to management’s decision to limit new education loans.
The table below presents certain earnings data and performance ratios, excluding these (credits) charges (non-GAAP), reconciles the GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Non-GAAP financial measures should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

					Twelve
	Three months ended				months ended
	12-31-08	9-30-08	6-30-08	3-31-08	12-31-08

Net income
Net (loss) income (GAAP)	$(524)	$(36)	$(1,126)	$218	$(1,468)
(Credits) charges related to leveraged lease tax litigation, after tax	(120)	30	1,011	38	959
Charges related to goodwill impairment, after tax	420	4	—	—	424

Net (loss) income, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	$(224)	$(2)	$(115)	$256	$(85)

Preferred dividends	$30	$12	—	—	$42

Net (loss) income applicable to common shares (GAAP)	$(554)	$(48)	$(1,126)	$218	$(1,510)
Net (loss) income applicable to common shares, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(254)	(14)	(115)	256	(127)

Per common share
Net (loss) income — assuming dilution (GAAP)	$(1.13)	$(.10)	$(2.70)	$.54	$(3.36)
Net (loss) income, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment — assuming dilution (non-GAAP)	(.52)	(.03)	(.28)	.64	(.28)

Performance ratios
Return on average total assets (a)
Average total assets	$107,735	$103,156	$103,290	$103,356	$104,390

Return on average total assets (GAAP)	(1.93)%	(.14)%	(4.38)%	.85%	(1.41)%
Return on average total assets, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(.83)	(.01)	(.45)	1.00	(.08)

Return on average common equity (a)
Average common equity	$7,971	$8,077	$8,489	$8,445	$8,244

Return on average common equity (GAAP)	(27.65)%	(2.36)%	(53.35)%	10.38%	(18.32)%
Return on average common equity, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(12.68)	(.69)	(5.45)	12.19	(1.54)

Return on average total equity (a)
Average total equity	$9,888	$8,734	$8,617	$8,445	$8,923

Return on average total equity (GAAP)	(21.08)%	(1.64)%	(52.56)%	10.38%	(16.45)%
Return on average total equity, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(9.01)	(.09)	(5.37)	12.19	(.95)

Net interest income and margin
Net interest income
Net interest income (GAAP)	$639	$699	$358	$713	$2,409
Charges related to leveraged lease tax litigation, pre-tax	18	—	359	3	380

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$657	$699	$717	$716	$2,789

Net interest income/margin (TE)
Net interest income (loss) (TE) (as reported)	$646	$705	$(100)	$704	$1,955
Charges related to leveraged lease tax litigation, pre-tax (TE)	18	—	838	34	890

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)	$664	$705	$738	$738	$2,845

Net interest margin (TE) (as reported) (a)	2.76%	3.13%	(.44)%	3.14%	2.16%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) (a)	.08	—	3.76	.15	.98

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis) (a)	2.84%	3.13%	3.32%	3.29%	3.14%

(a)	Income statement amount has been annualized in calculation of percentage.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Consolidated Balance Sheets
(dollars in millions)

	12-31-08	9-30-08	12-31-07

ASSETS
Loans	$76,504	$76,705	$70,823
Loans held for sale	1,027	1,475	4,736
Securities available for sale	8,437	8,391	7,860
Held-to-maturity securities	25	28	28
Trading account assets	1,280	1,449	1,056
Short-term investments	5,221	653	516
Other investments	1,526	1,556	1,538

Total earning assets	94,020	90,257	86,557
Allowance for loan losses	(1,803)	(1,554)	(1,200)
Cash and due from banks	1,257	1,937	1,814
Premises and equipment	840	801	681
Operating lease assets	990	1,030	1,128
Goodwill	1,138	1,595	1,252
Other intangible assets	128	135	123
Corporate-owned life insurance	2,970	2,940	2,872
Derivative assets	1,896	951	879
Accrued income and other assets	3,095	3,198	4,122

Total assets	$104,531	$101,290	$98,228

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$24,191	$25,789	$27,635
Savings deposits	1,712	1,731	1,513
Certificates of deposit ($100,000 or more)	11,991	10,316	6,982
Other time deposits	14,763	13,929	11,615

Total interest-bearing deposits	52,657	51,765	47,745
Noninterest-bearing deposits	11,485	11,122	11,028
Deposits in foreign office — interest-bearing	1,118	1,791	4,326

Total deposits	65,260	64,678	63,099
Federal funds purchased and securities sold under repurchase agreements	1,557	1,799	3,927
Bank notes and other short-term borrowings	8,477	5,352	5,861
Derivative liabilities	1,038	589	252
Accrued expense and other liabilities	2,724	4,624	5,386
Long-term debt	14,995	15,597	11,957

Total liabilities	94,051	92,639	90,482

SHAREHOLDERS’ EQUITY
Preferred stock, Series A	658	658	—
Preferred stock, Series B	2,414	—	—
Common shares	584	584	492
Common stock warrants	87	—	—
Capital surplus	2,553	2,552	1,623
Retained earnings	6,727	7,320	8,522
Treasury stock, at cost	(2,608)	(2,616)	(3,021)
Accumulated other comprehensive income	65	153	130

Total shareholders’ equity	10,480	8,651	7,746

Total liabilities and shareholders’ equity	$104,531	$101,290	$98,228

Common shares outstanding (000)	495,002	494,765	388,793

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07
Interest income
Loans	$996	$1,066	$1,205	$3,902	$4,751
Loans held for sale	18	21	89	146	337
Securities available for sale	110	110	115	440	427
Held-to-maturity securities	1	1	1	3	2
Trading account assets	17	16	12	56	38
Short-term investments	8	6	13	31	37
Other investments	13	12	12	51	52

Total interest income	1,163	1,232	1,447	4,629	5,644

Interest expense
Deposits	346	347	483	1,468	1,845
Federal funds purchased and securities sold under repurchase agreements	4	10	45	57	208
Bank notes and other short-term borrowings	31	34	45	131	104
Long-term debt	143	142	164	564	718

Total interest expense	524	533	737	2,220	2,875

Net interest income	639	699	710	2,409	2,769
Provision for loan losses	594	407	363	1,835	529

Net interest income after provision for loan losses	45	292	347	574	2,240

Noninterest income
Trust and investment services income	138	133	131	538	490
Service charges on deposit accounts	90	94	90	365	337
Operating lease income	64	69	72	270	272
Letter of credit and loan fees	42	53	58	183	192
Corporate-owned life insurance income	33	28	37	117	121
Electronic banking fees	25	27	25	103	99
Insurance income	15	15	10	65	55
Investment banking and capital markets income (loss)	6	(31)	12	63	117
Net securities (losses) gains	(5)	1	6	(2)	(35)
Net (losses) gains from principal investing	(33)	(24)	6	(62)	134
Net gains (losses) from loan securitizations and sales	3	(30)	(6)	(95)	(17)
Gain from redemption of Visa Inc. shares	—	—	—	165	—
Gain from sale of McDonald Investments branch network	—	—	—	—	171
Other income	21	53	47	160	293

Total noninterest income	399	388	488	1,870	2,229

Noninterest expense
Personnel	411	381	399	1,605	1,621
Net occupancy	68	65	64	261	246
Operating lease expense	55	56	59	224	224
Computer processing	51	46	52	187	201
Professional fees	51	35	38	142	117
Equipment	22	23	25	92	96
Marketing	25	27	16	87	76
Goodwill impairment	465	4	5	469	5
Other expense	155	125	238	511	662

Total noninterest expense	1,303	762	896	3,578	3,248

(Loss) income from continuing operations before income taxes	(859)	(82)	(61)	(1,134)	1,221
Income taxes	(335)	(46)	(83)	334	280

(Loss) income from continuing operations	(524)	(36)	22	(1,468)	941
Income (loss) from discontinued operations, net of taxes	—	—	3	—	(22)

Net (loss) income	$(524)	$(36)	$25	$(1,468)	$919

Net (loss) income applicable to common shares	$(554)	$(48)	$25	$(1,510)	$919

Per common share:
(Loss) income from continuing operations	$(1.13)	$(.10)	$.06	$(3.36)	$2.40
Net (loss) income	(1.13)	(.10)	.06	(3.36)	2.35

Per common share — assuming dilution:
(Loss) income from continuing operations	$(1.13)	$(.10)	$.06	$(3.36)	$2.38
Net (loss) income	(1.13)	(.10)	.06	(3.36)	2.32
Cash dividends declared per common share	$.0625	$.1875	$.74	$.625	$1.835
Weighted-average common shares outstanding (000)	492,311	491,179	388,940	450,039	392,013
Weighted-average common shares and potential common shares outstanding (000)	492,311	491,179	389,911	450,039	395,823

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Fourth Quarter 2008					Third Quarter 2008			Fourth Quarter 2007
	Average					Average			Average
	Balance	Interest		Yield/Rate		Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Loans: (a), (b)
Commercial, financial and agricultural	$27,662	$346		4.98%		$26,345	$356	5.38%	$23,825	$419	6.98%
Real estate — commercial mortgage	10,707	151		5.63		10,718	158	5.87	9,351	175	7.42
Real estate — construction	7,686	100		5.16		7,806	109	5.53	8,192	153	7.42
Commercial lease financing	9,186	78		3.38	(c)	9,585	108	4.52	10,252	171	6.65

Total commercial loans	55,241	675		4.87		54,454	731	5.35	51,620	918	7.06
Real estate — residential	1,903	29		6.00		1,899	28	6.04	1,596	27	6.72
Home equity:
Community Banking	10,037	129		5.13		9,887	141	5.64	9,658	168	6.92
National Banking	1,088	21		7.62		1,138	22	7.65	1,259	24	7.77

Total home equity loans	11,125	150		5.37		11,025	163	5.85	10,917	192	7.02
Consumer other — Community Banking	1,260	30		9.57		1,264	33	10.37	1,308	35	10.73
Consumer other — National Banking:
Marine	3,467	55		6.32		3,586	57	6.33	3,608	58	6.34
Education	3,661	56		6.19		3,635	54	5.90	329	8	9.47
Other	288	6		8.22		308	6	8.22	339	7	8.66

Total consumer other — National Banking	7,416	117		6.33		7,529	117	6.20	4,276	73	6.76

Total consumer loans	21,704	326		6.00		21,717	341	6.25	18,097	327	7.20

Total loans	76,945	1,001		5.19		76,171	1,072	5.60	69,717	1,245	7.10
Loans held for sale	1,495	18		4.84		1,723	21	4.76	4,748	89	7.53
Securities available for sale (a), (d)	8,269	111		5.39		8,266	110	5.38	7,858	115	5.89
Held-to-maturity securities (a)	27	2		10.74		27	1	13.81	30	1	6.24
Trading account assets	1,416	17		4.81		1,579	16	4.02	1,042	12	4.40
Short-term investments	3,715	8		.88		794	6	3.44	1,226	13	3.94
Other investments (d)	1,557	13		3.06		1,563	12	2.87	1,589	12	3.02

Total earning assets	93,424	1,170		4.98		90,123	1,238	5.47	86,210	1,487	6.86
Allowance for loan losses	(1,676)					(1,498)			(966)
Accrued income and other assets	15,987					14,531			13,547

Total assets	$107,735					$103,156			$98,791

Liabilities
NOW and money market deposit accounts	$24,919	78		1.24		$26,657	108	1.61	$25,687	197	3.05
Savings deposits	1,722	1		.16		1,783	1	.21	1,523	1	.19
Certificates of deposit ($100,000 or more) (e)	11,270	118		4.20		9,506	97	4.05	6,887	86	4.98
Other time deposits	14,560	146		3.98		13,118	129	3.92	11,455	135	4.68
Deposits in foreign office	1,300	3		.90		2,762	12	1.77	5,720	64	4.42

Total interest-bearing deposits	53,771	346		2.56		53,826	347	2.57	51,272	483	3.74
Federal funds purchased and securities sold under repurchase agreements	1,727	4		.86		2,546	10	1.58	4,194	45	4.23
Bank notes and other short-term borrowings	9,205	31		1.36		4,843	34	2.72	4,233	45	4.15
Long-term debt (e), (f)	14,557	143		4.08		15,123	142	3.91	11,851	164	5.72

Total interest-bearing liabilities	79,260	524		2.65		76,338	533	2.80	71,550	737	4.11

Noninterest-bearing deposits	10,860					10,756			12,948
Accrued expense and other liabilities	7,727					7,328			6,405

Total liabilities	97,847					94,422			90,903

Shareholders’ equity	9,888					8,734			7,888

Total liabilities and shareholders’ equity	$107,735					$103,156			$98,791

Interest rate spread (TE)				2.33%				2.67%			2.75%

Net interest income (TE) and net interest margin (TE)		646	(c)	2.76	% (c)		705	3.13%		750	3.48%

TE adjustment (a)		7					6			40

Net interest income, GAAP basis		$639					$699			$710

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the fourth quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $18 million as a result of an agreement reached with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 4.17% for the fourth quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 2.84%.

(d)	Yield is calculated on the basis of amortized cost.

(e)	Rate calculation excludes basis adjustments related to fair value hedges.

(f)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Twelve months ended December 31, 2008				Twelve months ended December 31, 2007
	Average				Average
	Balance	Interest	Yield/Rate		Balance	Interest	Yield/Rate

Assets
Loans: (a), (b)
Commercial, financial and agricultural	$26,372	$1,446	5.48%		$22,415	$1,622	7.23%
Real estate — commercial mortgage	10,576	640	6.05		8,802	675	7.67
Real estate — construction	8,109	461	5.68		8,237	653	7.93
Commercial lease financing	9,642	(425)	(4.41	) (c)	10,154	606	5.97

Total commercial loans	54,699	2,122	3.88		49,608	3,556	7.17
Real estate — residential	1,909	117	6.11		1,525	101	6.64
Home equity:
Community Banking	9,846	564	5.73		9,671	686	7.09
National Banking	1,171	90	7.67		1,144	89	7.84

Total home equity loans	11,017	654	5.93		10,815	775	7.17
Consumer other — Community Banking	1,275	130	10.22		1,367	144	10.53
Consumer other — National Banking:
Marine	3,586	226	6.30		3,390	214	6.30
Education	2,818	170	6.05		333	32	9.54
Other	315	26	8.25		319	28	8.93

Total consumer other — National Banking	6,719	422	6.29		4,042	274	6.77

Total consumer loans	20,920	1,323	6.33		17,749	1,294	7.29

Total loans	75,619	3,445	4.56		67,357	4,850	7.20
Loans held for sale	2,385	146	6.11		4,461	337	7.57
Securities available for sale (a), (d)	8,317	442	5.36		7,757	427	5.52
Held-to-maturity securities (a)	27	4	11.73		36	2	6.68
Trading account assets	1,279	56	4.38		917	38	4.10
Short-term investments	1,615	31	1.96		846	37	4.34
Other investments (d)	1,563	51	3.02		1,524	52	3.33

Total earning assets	90,805	4,175	4.59		82,898	5,743	6.84
Allowance for loan losses	(1,438)				(948)
Accrued income and other assets	15,023				12,934

Total assets	$104,390				$94,884

Liabilities
NOW and money market deposit accounts	$26,429	427	1.62		$24,070	762	3.17
Savings deposits	1,796	6	.32		1,591	3	.19
Certificates of deposit ($100,000 or more) (e)	9,385	398	4.25		6,389	321	5.02
Other time deposits	13,300	556	4.18		11,767	550	4.68
Deposits in foreign office	3,501	81	2.31		4,287	209	4.87

Total interest-bearing deposits	54,411	1,468	2.70		48,104	1,845	3.84
Federal funds purchased and securities sold under repurchase agreements	2,847	57	2.00		4,330	208	4.79
Bank notes and other short-term borrowings	5,944	131	2.20		2,423	104	4.28
Long-term debt (e), (f)	14,387	564	4.12		12,537	718	5.84

Total interest-bearing liabilities	77,589	2,220	2.89		67,394	2,875	4.28

Noninterest-bearing deposits	10,744				13,635
Accrued expense and other liabilities	7,134				6,133

Total liabilities	95,467				87,162

Shareholders’ equity	8,923				7,722

Total liabilities and shareholders’ equity	$104,390				$94,884

Interest rate spread (TE)			1.70%				2.56%

Net interest income (TE) and net interest margin (TE)		1,955 (c)	2.16	% (c)		2,868	3.46%

TE adjustment (a)		(454)				99

Net interest income, GAAP basis		$2,409				$2,769

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”
(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the fourth quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $18 million as a result of an agreement reached with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. During the second quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $838 million as a result of an adverse federal court decision on Key’s tax treatment of a Service Contract Lease transaction. During the first quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $34 million as a result of an increase to Key’s tax reserves for certain lease in, lease out transactions and a recalculation of its lease income in accordance with prescribed accounting standards. Excluding these reductions, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 4.82% for the twelve months ended December 31, 2008, and Key’s taxable-equivalent net interest margin would have been 3.14%.

(d)	Yield is calculated on the basis of amortized cost.

(e)	Rate calculation excludes basis adjustments related to fair value hedges.

(f)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Noninterest Income
(in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Trust and investment services income (a)	$138	$133	$131	$538	$490
Service charges on deposit accounts	90	94	90	365	337
Operating lease income	64	69	72	270	272
Letter of credit and loan fees	42	53	58	183	192
Corporate-owned life insurance income	33	28	37	117	121
Electronic banking fees	25	27	25	103	99
Insurance income	15	15	10	65	55
Investment banking and capital markets income (loss) (a)	6	(31)	12	63	117
Net securities (losses) gains	(5)	1	6	(2)	(35)
Net (losses) gains from principal investing	(33)	(24)	6	(62)	134
Net gains (losses) from loan securitizations and sales	3	(30)	(6)	(95)	(17)
Gain from redemption of Visa Inc. shares	—	—	—	165	—
Gain from sale of McDonald Investments branch network	—	—	—	—	171
Other income:
Loan securitization servicing fees	5	4	5	18	21
Credit card fees	3	6	3	16	13
Gains related to MasterCard Incorporated shares	—	—	—	—	67
Litigation settlement — automobile residual value insurance	—	—	—	—	26
Miscellaneous income	13	43	39	126	166

Total other income	21	53	47	160	293

Total noninterest income	$399	$388	$488	$1,870	$2,229

(a) Additional detail provided in tables below.

Trust and Investment Services Income (in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Brokerage commissions and fee income	$48	$37	$31	$159	$125
Personal asset management and custody fees	39	38	43	158	165
Institutional asset management and custody fees	51	58	57	221	200

Total trust and investment services income	$138	$133	$131	$538	$490

Investment Banking and Capital Markets Income (in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Investment banking income	$7	$20	$21	$85	$86
Losses from other investments	(32)	(7)	(23)	(44)	(34)
Dealer trading and derivatives income (loss)	11	(57)	(1)	(39)	17
Foreign exchange income	20	13	15	61	48

Total investment banking and capital markets income (loss)	$6	$(31)	$12	$63	$117

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Noninterest Expense
(dollars in millions)

	Three months ended				Twelve months ended
	12-31-08	9-30-08	12-31-07		12-31-08	12-31-07

Personnel (a)	$411	$381	$399		$1,605	$1,621
Net occupancy	68	65	64		261	246
Operating lease expense	55	56	59		224	224
Computer processing	51	46	52		187	201
Professional fees	51	35	38		142	117
Equipment	22	23	25		92	96
Marketing	25	27	16		87	76
Noncash charge for goodwill impairment	465	4	5		469	5
Other expense:
Postage and delivery	12	11	13		46	47
Franchise and business taxes	7	7	7		30	32
Telecommunications	8	7	7		30	28
(Credit) provision for losses on lending-related commitments	(5)	8	25		(26)	28
Liability to Visa Inc.	—	—	64		—	64
Miscellaneous expense	133	92	122		431	463

Total other expense	155	125	238		511	662

Total noninterest expense	$1,303	$762	$896		$3,578	$3,248

Average full-time equivalent employees	17,697	18,098	18,500	(b)	18,095	18,934	(b)

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Salaries	$241	$245	$255	$960	$976
Incentive compensation	78	55	52	286	264
Employee benefits	58	59	65	258	287
Stock-based compensation	11	8	3	50	60
Severance	23	14	24	51	34

Total personnel expense	$411	$381	$399	$1,605	$1,621

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Loan Composition
(dollars in millions)

				Percent change 12-31-08 vs.
	12-31-08	9-30-08	12-31-07	9-30-08	12-31-07

Commercial, financial and agricultural	$27,260	$27,207	$24,797	.2%	9.9%
Commercial real estate:
Commercial mortgage	10,819	10,569	9,630	2.4	12.3
Construction	7,717	7,708	8,102	.1	(4.8)

Total commercial real estate loans (a)	18,536	18,277	17,732	1.4	4.5
Commercial lease financing	9,039	9,437	10,176	(4.2)	(11.2)

Total commercial loans	54,835	54,921	52,705	(.2)	4.0
Real estate — residential mortgage	1,908	1,898	1,594	.5	19.7
Home equity:
Community Banking	10,124	9,970	9,655	1.5	4.9
National Banking	1,051	1,101	1,262	(4.5)	(16.7)

Total home equity loans	11,175	11,071	10,917	.9	2.4
Consumer other — Community Banking	1,233	1,274	1,298	(3.2)	(5.0)
Consumer other — National Banking:
Marine	3,401	3,529	3,637	(3.6)	(6.5)
Education (b)	3,669	3,711	331	(1.1)	N/M
Other	283	301	341	(6.0)	(17.0)

Total consumer other — National Banking	7,353	7,541	4,309	(2.5)	70.6

Total consumer loans	21,669	21,784	18,118	(.5)	19.6

Total loans	$76,504	$76,705	$70,823	(.3)%	8.0%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 12-31-08 vs.
	12-31-08	9-30-08	12-31-07	9-30-08	12-31-07

Commercial, financial and agricultural	$102	$159	$250	(35.8)%	(59.2)%
Real estate — commercial mortgage	273	718	1,219	(62.0)	(77.6)
Real estate — construction (a)	164	262	35	(37.4)	368.6
Commercial lease financing	7	52	1	(86.5)	600.0
Real estate — residential mortgage	77	57	47	35.1	63.8
Home equity	—	—	1	—	(100.0)
Education (b)	401	223	3,176	79.8	(87.4)
Automobile	3	4	7	(25.0)	(57.1)

Total loans held for sale	$1,027	$1,475	$4,736	(30.4)%	(78.3)%

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
N/M = Not Meaningful

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Average loans outstanding from continuing operations	$76,945	$76,171	$69,717	$75,619	$67,357

Allowance for loan losses at beginning of period	$1,554	$1,421	$955	$1,200	$944
Loans charged off:
Commercial, financial and agricultural	132	75	48	332	128

Real estate ___ commercial mortgage	43	21	3	83	16
Real estate ___ construction	49	80	44	494	54

Total commercial real estate loans (a)	92	101	47	577	70
Commercial lease financing	26	24	18	83	51

Total commercial loans	250	200	113	992	249
Real estate ___ residential mortgage	7	2	3	15	6
Home equity:
Community Banking	15	10	6	43	21
National Banking	17	12	6	47	16

Total home equity loans	32	22	12	90	37
Consumer other — Community Banking	13	11	8	44	31
Consumer other — National Banking:
Marine	30	20	11	85	33
Education (b)	33	41	2	131	5
Other	4	4	3	14	9

Total consumer other — National Banking	67	65	16	230	47

Total consumer loans	119	100	39	379	121

Total loans charged off	369	300	152	1,371	370
Recoveries:
Commercial, financial and agricultural	13	13	13	54	37

Real estate ___ commercial mortgage	—	1	2	1	6
Real estate ___ construction	—	1	—	2	1

Total commercial real estate loans	—	2	2	3	7
Commercial lease financing	5	5	12	20	22

Total commercial loans	18	20	27	77	66
Real estate ___ residential mortgage	—	—	—	1	1
Home equity:
Community Banking	1	1	—	3	3
National Banking	—	—	—	1	1

Total home equity loans	1	1	—	4	4
Consumer other — Community Banking	2	1	2	6	8
Consumer other — National Banking:
Marine	5	4	3	18	12
Education	—	1	—	2	1
Other	1	—	1	3	3

Total consumer other — National Banking	6	5	4	23	16

Total consumer loans	9	7	6	34	29

Total recoveries	27	27	33	111	95

Net loan charge-offs	(342)	(273)	(119)	(1,260)	(275)
Provision for loan losses from continuing operations	594	407	363	1,835	529
Allowance related to loans acquired, net	—	—	—	32	—
Foreign currency translation adjustment	(3)	(1)	1	(4)	2

Allowance for loan losses at end of period	$1,803	$1,554	$1,200	$1,803	$1,200

Net loan charge-offs to average loans from continuing operations	1.77%	1.43%	.67%	1.67%	.41%
Allowance for loan losses to period-end loans	2.36	2.03	1.69	2.36	1.69
Allowance for loan losses to nonperforming loans	147.18	160.70	174.67	147.18	174.67

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended			Twelve months ended
	12-31-08	9-30-08	12-31-07	12-31-08	12-31-07

Balance at beginning of period	$59	$51	$55	$80	$53
(Credit) provision for losses on lending- related commitments	(5)	8	25	(26)	28
Charge-offs	—	—	—	—	(1)

Balance at end of period (a)	$54	$59	$80	$54	$80

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	12-31-08	9-30-08	6-30-08		3-31-08	12-31-07

Commercial, financial and agricultural	$415	$309	$259		$147	$84

Real estate — commercial mortgage	128	119	107		113	41
Real estate — construction	436	334	256		610	415

Total commercial real estate loans	564	453	363	(b)	723	456
Commercial lease financing	81	55	57		38	28

Total commercial loans	1,060	817	679		908	568
Real estate — residential mortgage	39	35	32		34	28
Home equity:
Community Banking	76	70	61		60	54
National Banking	15	16	14		14	12

Total home equity loans	91	86	75		74	66
Consumer other — Community Banking	3	3	2		2	2
Consumer other — National Banking:
Marine	26	22	20		20	20
Education	4	3	4		15	2
Other	2	1	2		1	1

Total consumer other — National Banking	32	26	26		36	23

Total consumer loans	165	150	135		146	119

Total nonperforming loans	1,225	967	814		1,054	687

Nonperforming loans held for sale	90	169	342	(b)	9	25

OREO	110	64	26		29	21
Allowance for OREO losses	(3)	(4)	(2)		(2)	(2)

OREO, net of allowance	107	60	24		27	19

Other nonperforming assets (a)	42	43	30		25	33

Total nonperforming assets	$1,464	$1,239	$1,210		$1,115	$764

Accruing loans past due 90 days or more	$433	$328	$367		$283	$231
Accruing loans past due 30 through 89 days	1,314	937	852		1,169	843
Nonperforming loans to period-end portfolio loans	1.60%	1.26%	1.07%		1.38%	.97%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.91	1.61	1.59		1.46	1.08

Summary of Changes in Nonperforming Loans
(in millions)

	4Q08	3Q08	2Q08		1Q08	4Q07

Balance at beginning of period	$967	$814	$1,054		$687	$498
Loans placed on nonaccrual status	734	530	789		566	378
Charge-offs	(369)	(300)	(547)		(144)	(147)
Loans sold	(5)	(1)	(48)		—	(13)
Payments	(77)	(43)	(86)		(32)	(17)
Transfers to OREO	(22)	—	—		(10)	(5)
Transfer to nonperforming loans held for sale	—	(30)	(342	) (b)	(8)	—
Loans returned to accrual status	(3)	(3)	(6)		(5)	(7)

Balance at end of period	$1,225	$967	$814		$1,054	$687

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.

(b)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 4Q08 vs.
	4Q08	3Q08	2Q08	1Q08	4Q07	3Q08	4Q07

Summary of operations
Total revenue (TE)	$644	$653	$656	$629	$653	(1.4)%	(1.4)%
Provision for loan losses	102	56	44	18	36	82.1	183.3
Noninterest expense	489	445	448	428	438	9.9	11.6
Net income	33	95	103	114	112	(65.3)	(70.5)
Average loans and leases	29,157	28,872	28,477	28,093	27,234	1.0	7.1
Average deposits	51,055	50,384	49,950	49,777	47,261	1.3	8.0
Net loan charge-offs	66	70	38	30	31	(5.7)	112.9
Net loan charge-offs to average loans	.90%	.96%	.54%	.43%	.45%	N/A	N/A
Nonperforming assets at period end	$261	$225	$218	$204	$153	16.0	70.6
Return on average allocated equity	4.19%	12.42%	13.49%	15.29%	17.52%	N/A	N/A
Average full-time equivalent employees	8,796	8,854	8,785	8,714	8,454	(.7)	4.0

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$556	$552	$554	$529	$555	.7%	.2%
Provision for loan losses	80	39	25	9	26	105.1	207.7
Noninterest expense	437	398	400	385	385	9.8	13.5
Net income	24	72	81	84	90	(66.7)	(73.3)
Average loans and leases	20,015	19,795	19,621	19,562	18,776	1.1	6.6
Average deposits	47,427	46,655	46,253	46,192	43,718	1.7	8.5
Net loan charge-offs	52	41	33	29	26	26.8	100.0
Net loan charge-offs to average loans	1.03%	.82%	.68%	.60%	.55%	N/A	N/A
Nonperforming assets at period end	$184	$168	$157	$142	$119	9.5	54.6
Return on average allocated equity	4.34%	13.25%	14.77%	15.43%	20.39%	N/A	N/A
Average full-time equivalent employees	8,458	8,512	8,439	8,365	8,101	(.6)	4.4

Commercial Banking
Total revenue (TE)	$88	$101	$102	$100	$98	(12.9)%	(10.2)%
Provision for loan losses	22	17	19	9	10	29.4	120.0
Noninterest expense	52	47	48	43	53	10.6	(1.9)
Net income	9	23	22	30	22	(60.9)	(59.1)
Average loans and leases	9,142	9,077	8,856	8,531	8,458	.7	8.1
Average deposits	3,628	3,729	3,697	3,585	3,543	(2.7)	2.4
Net loan charge-offs	14	29	5	1	5	(51.7)	180.0
Net loan charge-offs to average loans	.61%	1.27%	.23%	.05%	.23%	N/A	N/A
Nonperforming assets at period end	$77	$57	$61	$62	$34	35.1	126.5
Return on average allocated equity	3.83%	10.39%	10.21%	14.90%	11.12%	N/A	N/A
Average full-time equivalent employees	338	342	346	349	353	(1.2)	(4.2)

KeyCorp Reports Fourth Quarter and 2008 Results
January 22, 2009

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 4Q08 vs.
	4Q08	3Q08	2Q08	1Q08	4Q07	3Q08	4Q07

Summary of operations
Total revenue (TE)	$539	$487	$(127)	$438	$610	10.7%	(11.6)%
Provision for loan losses	489	350	609	169	327	39.7	49.5
Noninterest expense	830	342	337	308	388	142.7	113.9
Loss from continuing operations	(662)	(130)	(671)	(24)	(67)	(409.2)	(888.1)
Net loss	(662)	(130)	(671)	(24)	(64)	(409.2)	(934.4)
Average loans and leases (a)	47,474	47,075	47,877	44,163	42,040	.8	12.9
Average loans held for sale (a)	1,404	1,651	1,282	4,932	4,709	(15.0)	(70.2)
Average deposits (a)	12,305	12,439	12,287	11,877	12,622	(1.1)	(2.5)
Net loan charge-offs (a)	276	203	486	91	88	36.0	213.6
Net loan charge-offs to average loans (a)	2.31%	1.72%	4.08%	.83%	.83%	N/A	N/A
Nonperforming assets at period end	$1,190	$1,014	$992	$911	$611	17.4	94.8
Return on average allocated equity (a)	(49.64)%	(10.07)%	(51.44)%	(1.96)%	(5.95)%	N/A	N/A
Return on average allocated equity	(49.64)	(10.07)	(51.44)	(1.96)	(5.68)	N/A	N/A
Average full-time equivalent employees	3,316	3,552	3,604	3,759	4,010	(6.6)	(17.3)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$161	$96	$235	$82	$160	67.7%	.6%
Provision for loan losses	153	99	366	45	270	54.5	(43.3)
Noninterest expense	93	89	67	60	117	4.5	(20.5)
Net loss	(53)	(58)	(124)	(14)	(142)	8.6	62.7
Average loans and leases	16,604	16,447	17,086	16,497	15,003	1.0	10.7
Average loans held for sale	511	792	616	989	1,257	(35.5)	(59.3)
Average deposits	10,390	10,446	10,460	9,784	10,396	(.5)	(.1)
Net loan charge-offs	81	100	376	38	45	(19.0)	80.0
Net loan charge-offs to average loans	1.94%	2.42%	8.85%	.93%	1.19%	N/A	N/A
Nonperforming assets at period end	$763	$714	$779	$732	$475	6.9	60.6
Return on average allocated equity	(9.96)%	(11.40)%	(23.15)%	(3.01)%	(36.68)%	N/A	N/A
Average full-time equivalent employees	1,107	1,209	1,228	1,233	1,310	(8.4)	(15.5)

Equipment Finance
Total revenue (TE)	$92	$111	$(696)	$94	$183	(17.1)%	(49.7)%
Provision for loan losses	33	64	36	24	23	(48.4)	43.5
Noninterest expense	349	90	89	96	96	287.8	263.5
Net (loss) income	(276)	(27)	(513)	(16)	40	(922.2)	N/M
Average loans and leases	9,548	10,013	10,326	10,596	10,730	(4.6)	(11.0)
Average loans held for sale	29	49	51	32	15	(40.8)	93.3
Average deposits	15	20	21	14	17	(25.0)	(11.8)
Net loan charge-offs	51	32	28	24	18	59.4	183.3
Net loan charge-offs to average loans	2.12%	1.27%	1.09%	.91%	.67%	N/A	N/A
Nonperforming assets at period end	$158	$115	$105	$69	$58	37.4	172.4
Return on average allocated equity	(124.21)%	(12.00)%	(226.24)%	(6.97)%	(17.40)%	N/A	N/A
Average full-time equivalent employees	781	819	838	860	923	(4.6)	(15.4)

Institutional and Capital Markets
Total revenue (TE)	$200	$185	$230	$159	$169	8.1%	18.3%
Provision for loan losses	52	16	36	16	15	225.0	246.7
Noninterest expense	329	107	128	103	116	207.5	183.6
Net (loss) income	(193)	39	41	25	25	N/M	N/M
Average loans and leases	9,352	8,363	7,898	7,633	7,218	11.8	29.6
Average loans held for sale	545	649	494	555	394	(16.0)	38.3
Average deposits	1,442	1,479	1,384	1,460	1,560	(2.5)	(7.6)
Net loan charge-offs (recoveries)	38	(1)	5	2	6	N/M	533.3
Net loan charge-offs (recoveries) to average loans	1.62%	(.05)%	.25%	.11%	.33%	N/A	N/A
Nonperforming assets at period end	$55	$58	$26	$12	$15	(5.2)	266.7
Return on average allocated equity	(57.82)%	12.11%	13.11%	8.28%	8.51%	N/A	N/A
Average full-time equivalent employees	939	964	931	938	979	(2.6)	(4.1)

Consumer Finance
Total revenue (TE)	$86	$95	$104	$103	$98	(9.5)%	(12.2)%
Provision for loan losses	251	171	171	84	19	46.8	N/M
Noninterest expense	59	56	53	49	59	5.4	—
(Loss) income from continuing operations	(140)	(84)	(75)	(19)	10	(66.7)	N/M
Net (loss) income	(140)	(84)	(75)	(19)	13	(66.7)	N/M
Average loans and leases (a)	11,970	12,252	12,567	9,437	9,089	(2.3)	31.7
Average loans held for sale (a)	319	161	121	3,356	3,043	98.1	(89.5)
Average deposits (a)	458	494	422	619	649	(7.3)	(29.4)
Net loan charge-offs (a)	106	72	77	27	19	47.2	457.9
Net loan charge-offs to average loans (a)	3.52%	2.34%	2.46%	1.15%	.83%	N/A	N/A
Nonperforming assets at period end	$214	$127	$82	$98	$63	68.5	239.7
Return on average allocated equity (a)	(57.12)%	(35.70)%	(32.72)%	(8.36)%	4.65%	N/A	N/A
Return on average allocated equity	(57.12)	(35.70)	(32.72)	(8.36)	6.04	N/A	N/A
Average full-time equivalent employees	489	560	607	728	798	(12.7)	(38.7)

(a) From continuing operations.
TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful